Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of shares of Global Crossing Limited stock for the 2003 Global Crossing Limited Stock Incentive Plan, of our reports dated March 13, 2006, with respect to the December 31, 2005 and 2004 consolidated financial statements and schedule of Global Crossing Limited, Global Crossing Limited management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Global Crossing Limited, included in its Annual Report (Form 10-K) for the year ended December 31, 2005 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

April 19, 2006